EXHIBIT 99.A7

                               EXHIBIT 1.A.(5)(a)

            Specimen Flexible Premium Variable Life Insurance Policy

                        AUSA LIFE INSURANCE COMPANY, INC.
                                (A STOCK COMPANY)

                         Home Office: Purchase, New York
                      Administrative Office: P.O. Box 9054
                         Clearwater, Florida 33758-9054
                                  800-322-7353
--------------------------------------------------------------------------------

IN THIS POLICY the Primary Insured is named on the Policy Schedule Page. The Primary Insured will be referred to as YOU or YOUR. AUSA Life Insurance Company, Inc. will be referred to as WE, OUR or US.

IF YOU DIE before the Maturity Date and while this Policy is In Force, WE WILL PAY the Death Benefit Proceeds to the Beneficiary upon receipt of due proof of Your death. THE AMOUNT OF THE DEATH BENEFIT PROCEEDS WILL INCREASE OR DECREASE DEPENDING ON THE INVESTMENT EXPERIENCE OF THE SUBACCOUNTS IN THE SEPARATE ACCOUNT AND ON THE DEATH BENEFIT OPTION SELECTED AS DESCRIBED IN THE DEATH BENEFIT PROVISIONS.

IF YOU ARE ALIVE on the Maturity Date and this Policy is In Force, WE WILL PAY the Net Surrender Value as of the Maturity Date. CASH VALUES WILL INCREASE OR DECREASE IN ACCORDANCE WITH THE POLICY VALUE PROVISIONS AND THE INVESTMENT EXPERIENCE OF THE SUBACCOUNTS IN THE SEPARATE ACCOUNT. CASH VALUES ARE NOT GUARANTEED AS TO DOLLAR AMOUNT.

THE PROVISIONS on the following pages are part of this Policy. This policy is a legal contract between the Owner and Us. READ YOUR CONTRACT CAREFULLY.

IN WITNESS WHEREOF, We have signed this Policy at Our Office in Clearwater, Florida as of the Policy Date.

          /s/ CRAIG D. VERMIE                        /s/ TOM A. SCHLOSSBERG
               Secretary                                   President


--------------------------------------------------------------------------------

                             RIGHT TO EXAMINE POLICY

   The Owner may cancel this Policy by returning it to Us at P.O. Box 9054, Clearwater, Florida 33758-9054 or to the representative through whom it was purchased within 10 days after receipt. If the Policy is returned within this period, it will be void from the beginning and a refund will be made to the Owner. The refund will equal the sum of all premiums paid for this Policy.

--------------------------------------------------------------------------------

                 Flexible Premium Variable Life Insurance Policy
    Death Benefit Proceeds Payable at Death of Insured Prior to Maturity Date
                  Net Surrender Value Payable at Maturity Date
  Flexible Premiums Payable During Lifetime of Insured Until the Maturity Date
                        Non-Participating - No Dividends
                    Some Benefits Reflect Investment Results

================================================================================

                                  POLICY GUIDE

================================================================================

CONTRACT SCHEDULE......................................    3     DEATH BENEFIT PROVISIONS (continued)
DEFINITIONS............................................    5       Option Type......................................   10
   Accounts............................................    5       Limitation Percentage............................   11
   Age.................................................    5       Changes..........................................   11
   Anniversary.........................................    5       Death Benefit Proceeds...........................   12
   Beneficiary.........................................    5     PREMIUM PROVISIONS.................................   12
   Death Benefit Proceeds..............................    5       Payment..........................................   12
   Fixed Account.......................................    5       Premiums.........................................   13
   In Force............................................    5       Grace Period.....................................   13
   Initial Premium.....................................    5       Reinstatement....................................   13
   Internal Revenue Code...............................    5     SEPARATE ACCOUNT PROVISIONS........................   14
   Maturity Date.......................................    5       The Separate Account.............................   14
   Monthiversary.......................................    5       Subaccounts......................................   14
   Net Premium.........................................    5       Transfers........................................   14
   Net Surrender Value.................................    6       Addition, Deletion or Substitution of
   No Lapse Date.......................................    6          Investments...................................   15
   Office..............................................    6       Change of Investment Objective...................   15
   Policy Date.........................................    6       Unit Value.......................................   15
   Record Date ........................................    6     POLICY VALUE PROVISIONS............................   16
   Reallocation Date...................................    6       Net Premium......................................   16
    Rider..............................................    6       Allocation of Net Premiums.......................   16
    SEC................................................    6       Monthly Deductions...............................   17
   Separate Account....................................    6       Monthly Policy Charge............................   17
   Series Fund.........................................    6       Monthly Cost of Insurance........................   17
   Subaccount..........................................    6       Monthly Cost of Insurance Rates..................   18
   Surrender...........................................    6       Subaccount Value.................................   18
   Termination.........................................    6       Fixed Account Value..............................   18
   Valuation Date......................................    7       Cash Value.......................................   19
   Valuation Period....................................    7       Surrender........................................   19
   Written Notice......................................    7       Net Surrender Value..............................   19
GENERAL PROVISIONS.....................................    7       Surrender Charge.................................   19
   The Policy..........................................    7       Surrender Charge Upon Decrease in
   Ownership...........................................    7          Specified Amount..............................   19
   Beneficiary.........................................    7       Withdrawals......................................   20
   Assignment..........................................    8       Continuation of Insurance........................   21
   Extended Maturity Date..............................    8       Insufficient Value...............................   21
   Incontestability....................................    8       Basis of Computations............................   21
   Suicide.............................................    8       Policy Loans.....................................   21
   Issue Age and Sex...................................    9     SETTLEMENT OPTIONS.................................   22
   Annual Report.......................................    9      Effective Date and First Payment Due..............   22
   Termination.........................................    9      Betterment of Monthly Annuity.....................   22
   Policy Payment......................................    9      Availability......................................   22
   Conversion Rights...................................    9      Age...............................................   22
   Reduced Paid-Up Benefit.............................   10      Proof of Age and Sex..............................   22
   Protection of Proceeds..............................   10      Proof of Survival.................................   22
DEATH BENEFIT PROVISIONS...............................   10      Interest.......................................      23
  Death Benefit........................................   10      Table of Optional Methods of Settlement...........   23
  Specified Amount.....................................   10

                        AUSA LIFE INSURANCE COMPANY, INC.
                               Clearwater, Florida

                                 POLICY SCHEDULE

================================================================================

Primary Insured:                   JOHN DOE
Issue Age And Sex:                 35 - Male                Policy Number:                       0112345678
Specified Amount:                  $ 250,000.00             Policy Date:                         December 01, 2000
Option Type:                       B                        Record Date:                         December 01, 2000
Planned Premium:                   $2,000.00                No Lapse Date:                       December 01, 2020
Payment Frequency:                 Annually                 Maturity Date:                       December 01, 2065
Initial Payment Notice:            Direct Pay Notice        Reallocation Date:                   December 16, 2000
Initial Premium:                   $2,000.00                Minimum Monthly
                                                            Guarantee Premium:                   $ 136.36

Rate Class:                                                               Ultimate Standard
Rate Band:                                                                Band 2

Minimum Specified Amount:
                 Band 1
                          Issue Age 0-49:                                 $  100,000.00
                          Issue Age 50 and Over:                          $   50,000.00
                 Band 2                                                   $  250,000.00
                 Band 3                                                   $  500,000.00
                 Band 4                                                   $1,000,000.00

Separate Account Provisions

        Separate Account:                                                 AUSA Series Life Account

        Mortality and Expense Risk Charge:
               Policy Years 1-15:                                         .90% (Annually)
               Policy Years 16+:
                     Current:                                             .30% (Annually)
                     Guaranteed:                                          .60% (Annually)

        Reallocation Account:                                             Fixed Account

Policy Value Provisions
          Net Premium Factor
                 Band 1
                     Policy Years 1-10                                    94.00%
                     Policy Years 11+                                     97.50%
                 Band 2
                     Policy Years 1-10                                    96.00%
                     Policy Years 11+                                     97.50%
                 Band 3
                     All Policy Years                                     100%
                 Band 4
                     All Policy Years                                     100%
        Collection Fee:
                 Direct Pay Notice:                                       $ 3.00  Per Payment
                 All Other Payment Notices:                               $ 0.00
        Monthly Policy Charge
                 Initial (Guaranteed for the First Policy Year):          $5.00
                 Guaranteed:                                              $7.50
       Fixed Account  Minimum Guaranteed
                 Effective Annual Interest Rate                           3%

Coverage may end before the Maturity Date if no premiums are paid after the first premium or if subsequent premiums are insufficient to continue coverage to that date. See the Continuation of Insurance provision for more information.

                        AUSA LIFE INSURANCE COMPANY, INC.
                               Clearwater, Florida

                           POLICY SCHEDULE (CONTINUED)

POLICY NUMBER: 0112345678


                                                      TABLE OF SURRENDER CHARGES
                                          PER $1000 OF SPECIFIED AMOUNT AS OF THE POLICY DATE
                                             (APPLICABLE SPECIFIED AMOUNT EQUALS $250,000)

        End of Year*                    Surrender Charge                       End of Year                     Surrender Charge
          AT ISSUE                           $16.48                                 9                               $ 9.89
             1                               $16.48                                 10                              $ 8.24
             2                               $16.48                                 11                              $ 6.59
             3                               $16.48                                 12                              $ 4.94
             4                               $16.48                                 13                              $ 3.30
             5                               $16.48                                 14                              $ 1.65
             6                               $14.83                                 15                              $ 0.00
             7                               $13.18                                 16+                             $ 0.00
             8                               $11.54

*The Surrender Charge on any date other than an end of year will be interpolated between the two end of year charges.



                                    Page 3A

                        AUSA LIFE INSURANCE COMPANY, INC.

                               Clearwater, Florida

                                RIDER INFORMATION

================================================================================

Rider
        Monthly Deduction
--------------------------------------------------------------------------------

NONE

    Number:       0112345678





The monthly deductions shown above are applicable for the first policy month. For monthly deductions after the first policy month, refer to the Rider form.

                        AUSA LIFE INSURANCE COMPANY, INC.

                               Clearwater, Florida

                                 POLICY SCHEDULE

================================================================================

                            Policy Number: 0112345678

                               TABLE OF GUARANTEED
                          MAXIMUM LIFE INSURANCE RATES

Guaranteed Rate Basis for Initial Specified Amount on Primary Insured
    Commissioners 1980 Standard Ordinary Tobacco and Non-Tobacco Mortality Table

    Insured Name
    Male Lives
    Tobacco User Classification

Monthly Cost of Insurance Rates Per $ 1,000

           Attained Age                      Monthly Rate                     Attained Age                     Monthly Rate
                 35                              .21916                          68                               3.87916
                 36                              .23416                          69                               4.19333
                 37                              .25333                          70                               4.54000
                 38                              .27500                          71                               4.92416
                 39                              .30000                          72                               5.36083
                 40                              .32833                          73                               5.85250
                 41                              .36166                          74                               6.38833
                 42                              .39583                          75                               6.98083
                 43                              .43500                          76                               7.59166
                 44                              .47583                          77                               8.21000
                 45                              .52250                          78                               8.82583
                 46                              .56916                          79                               9.45750
                 47                              .62000                          80                              10.13250
                 48                              .67333                          81                              10.86750
                 49                              .73333                          82                              11.68333
                 50                              .79666                          83                              12.58583
                 51                              .87000                          84                              13.54083
                 52                              .95166                          85                              14.51666
                 53                             1.04500                          86                              15.48166
                 54                             1.15000                          87                              16.42166
                 55                             1.26166                          88                              17.44750
                 56                             1.38250                          89                              18.46000
                 57                             1.50750                          90                              19.47416
                 58                             1.64083                          91                              20.51000
                 59                             1.77916                          92                              21.61083
                 60                             1.93250                          93                              23.02500
                 61                             2.10500                          94                              24.84583
                 62                             2.29916                          95                              27.49666
                 63                             2.51916                          96                              32.04583
                 64                             2.76166                          97                              40.01666
                 65                             3.02416                          98                              54.83166
                 66                             3.29750                          99                              83.33333
                 67                             3.58416



                                    Page 4A

                                                                     DEFINITIONS
================================================================================

ACCOUNTS Allocation options including the Fixed Account and the Subaccounts of the Separate Account.

AGE Issue Age refers to the Age on Your birthday nearest the Policy Date. Attained Age refers to the Issue Age plus the number of completed policy years.

ANNIVERSARY                     The same day and month as the Policy Date for
                                each succeeding year the Policy remains In
                                Force.


BENEFICIARY                     The person or persons specified by the Owner to
                                receive the Death Benefit Proceeds upon Your death.


DEATH BENEFIT PROCEEDS          The amount payable upon Your death in accordance
                                with the Death Benefit Provisions.


FIXED ACCOUNT                   An allocation option(s) other than the Separate
                                Account.

IN FORCE Condition under which the coverage under this Policy or Rider, if any, is active and Your life remains insured.

INITIAL PREMIUM                 The amount which must be paid before coverage
                                begins. The amount is shown on the Policy
                                Schedule Page.

INTERNAL REVENUE CODE           The Internal Revenue Code of 1986, as amended.

MATURITY DATE                   The Anniversary nearest Your 100th birthday
                                on which coverage under this Policy will terminate if You are living and this Policy is In Force. The Maturity Date may be extended as provided in the Extension of Maturity Date section of the General Provisions.

MONTHIVERSARY                   The day of each month coinciding with the Policy
                                Date. If there is no day in a calendar month which coincides with the Policy Date, the Monthiversary will be the first day of the next month.

NET PREMIUM                     The portion of the premium available for
                                allocation as set forth in the Policy Value
                                Provisions.

NET SURRENDER VALUE            The amount payable upon Surrender in accordance
                               with the Policy Value  Provisions of this Policy.

NO LAPSE DATE                  The date, as set forth on the Policy Schedule
                               Page, prior to which this Policy will not lapse if certain conditions are met, even though the Net Surrender Value is insufficient to meet the monthly deduction.

OFFICE Refers to Our administrative Office located in Clearwater, Florida.

POLICY DATE                    The date coverage is effective and monthly
                               deductions commence under the Policy. Policy months, years and anniversaries are measured from the Policy Date, as shown on the Policy Schedule
                               Page.

RECORD DATE                    The date the Policy is recorded on Our books as
                               an In Force Policy. The Record Date is shown on the Policy Schedule Page.

REALLOCATION DATE              The date on which any premiums are reallocated
                               from the Reallocation Account to the Accounts as elected by the Owner on the application. The
                               Reallocation Date is shown on the Policy Schedule
                               Page.

RIDER Any attachment to this Policy which provides additional coverages or benefits.

SEC                            The United States Securities and Exchange
                               Commission.

SEPARATE ACCOUNT               A unit investment trust, consisting of
                               Subaccounts. Each Subaccount of the Separate
                               Account buys shares of a corresponding portfolio of a Series Fund.

SERIES FUND                    A designated mutual fund from which each
                               Subaccount of the Separate Account will buy shares.

SUBACCOUNT                     A sub-division of the Separate Account. Each
                               Subaccount invests exclusively in the shares of specified Series Fund portfolio.

SURRENDER                      The Termination of this Policy at the option of
                               the Owner.

TERMINATION                    Condition under which coverage under the Policy
                               or any Rider is no longer In Force and Your life is no longer insured.

VALUATION DATE                 Any day We are required by law to value the
                               assets of the Separate Account.

VALUATION PERIOD               The period commencing at the end of one
                               Valuation Date and continuing to the end of the next succeeding Valuation Date.

WRITTEN NOTICE                 Written Notice means a notice by the Owner to Us
                               requesting or exercising a right of the Owner as provided in the Policy provisions. In order for a notice to be considered a Written Notice, it must: be in writing, signed by the Owner; be in a form acceptable to Us; and contain the information and documentation, as determined in Our sole discretion, necessary for Us to take the action requested or for the Owner to exercise the right specified. A Written Notice will not be considered complete until all necessary supporting documentation required or requested by Us has been received by Us at Our administrative
                               Office.



                                                              GENERAL PROVISIONS
================================================================================

THE POLICY                     This Policy is issued in consideration of the
                               attached application and payment of the Initial
                               Premium. This Policy, the attached application and any additional applications at the time of reinstatement constitute the entire contract. All statements in these applications will be deemed representations and not warranties. No statement can be used to void this Policy or be used in defense of a claim unless it is contained in the written application. No Policy provision can be waived or changed except by endorsement. Such endorsement must be signed by Our President or Secretary.

OWNERSHIP                      This Policy belongs to the Owner. The Owner, as
                               named in the application or subsequently changed, may exercise all rights under this Policy during Your lifetime including the right to transfer ownership. If the Owner should die during Your lifetime, ownership of this Policy will pass to the Owner's estate if no contingent Owner is named.

                               We will not be bound by any change in the ownership designation unless it is made by Written Notice. The change will be effective on the date the Written Notice is accepted by Us. If We request, this Policy must be returned to Our administrative Office for endorsement.

BENEFICIARY                    The Beneficiary, as named in the application or
                               subsequently changed, will receive the benefits payable at Your death. If the Beneficiary dies before You, the Contingent Beneficiary, if named, becomes the Beneficiary. If no Beneficiary or Contingent Beneficiary survives You, the benefits payable at Your death will be paid to the Owner or the Owner's estate.

                                 We will not be bound by any change in the Beneficiary designation unless it is made by Written Notice. The change will be effective on the date the Written Notice was signed; however, no change will apply to any payment We made before the Written Notice is received. If We request, this Policy must be returned to Our Office for endorsement.

ASSIGNMENT                       This Policy may be assigned. We will not be
                                 bound by any assignment unless made by Written
                                 Notice and received at Our Office. The
                                 assignment will be effective on the date it was signed; however, no change will apply to any payment We made before Written Notice was received. We assume no responsibility for the validity of any assignment.

EXTENDED MATURITY DATE           The Owner may request that the Maturity Date
                                 shown on the Policy Schedule page be extended.
                                 The request must be in writing and received by Us at least 90 days, but no more than 180 days, prior to the scheduled Maturity Date. Any
                                 Riders In Force on the scheduled Maturity Date will terminate on that date and will not be extended. Interest on any outstanding policy loan will continue to accrue during the period for which the Maturity Date is extended. Policy loans, partial withdrawals, and Subaccount transfers may continue beyond extension.

                                 If the death benefit Option Type is other than Option A upon extension of the Maturity Date, the Option Type will be changed to Option A. Subsequent changes to the Option Type will not be allowed. On each Valuation Date, the Specified Amount will be adjusted to equal the Cash Value, and the Limitation Percentage will be 100%. No additional Premium payments will be permitted. All future monthly deductions will be waived.

                                 Upon extension of the Maturity Date past Age
                                 100, the policy may not qualify as life
                                 insurance and may be subject to Federal tax consequences. A tax advisor should be consulted prior to electing to extend the Maturity Date.

INCONTESTABILITY                 This Policy shall be incontestable after it has
                                 been In Force, while You are still alive, for two years from the Policy Date.

                                 A new two year contestability period shall apply to each increase in insurance amount beginning on the effective date of each increase and will apply only to statements made in the application for the increase.

                                 If this Policy is reinstated, a new two year contestability period (apart from any remaining contestability period) shall apply from the date of the application for reinstatement and will apply only to statements made in the application for reinstatement.

SUICIDE If You die by suicide within two years from the Policy Date, or two years from the effective date of any reinstatement of this Policy, this Policy shall terminate and Our total liability, including all Riders attached to this Policy, will be limited to the total premiums paid, less any loans and prior withdrawals, during such period.

                                 If You die by suicide within two years from the effective date of any increase in insurance, Our total liability with respect to such increase will be its cost of insurance.

ISSUE AGE                        If Your date of birth or sex is not correctly
AND SEX                          stated, the death benefit will be adjusted. The
                                 death benefit will be adjusted based on what the cost of insurance charge for the most recent monthly deduction would have purchased based on Your correct date of birth and sex.

ANNUAL REPORT                    We will send a report to the Owner at least
                                 once each year. It will show for the Policy:

                                 1.      The current cash value;                   4.      Any current policy loans;
                                 2.      The current Net Surrender Value;          5.      Activity since the last report;
                                 3.      The current death benefit;                6.      Projected values.

                                 Additional activity within each Subaccount showing investment experience will also be provided. The report will also show any other information required by the laws or regulations of the state in which the contract is issued.

TERMINATION                      This Policy will terminate on the earliest of:

                                 1.      The Maturity Date unless extended;         3.      The end of the grace period;
                                 2.      The date of Your death;                    4.      The date of Surrender.

POLICY PAYMENT                   All proceeds to be paid upon Termination will
                                 be paid in one sum unless otherwise elected under the Settlement Options of this Policy.

                                 All payments and transfers from the Subaccounts will be processed as provided in this Policy unless one of the following situations exists:

                                 1.    The New York Stock Exchange is closed; or

                                 2.    The SEC requires that trading be
                                       restricted or declares an emergency.

                                 We reserve the right to defer the payment of any Fixed Account values for the period permitted by law, but not for more than six months.

CONVERSION RIGHTS                At any time upon written request within the
                                 first two policy years, the Owner may elect to transfer all Subaccount Values to the Fixed
                                 Account without a transfer charge.

                                 In the event of a material change in the investment policy of any portfolio, the Owner has the option of transferring all Subaccount values of this Policy, at any time, to the Fixed Account without a transfer charge. The Owner's request to transfer to the Fixed Account must be received by Us within 60 days
                                 (a) after the effective date of change of investment policy: or (b) the date You receive notification of such change, whichever is later.

REDUCED PAID-UP BENEFIT          The Owner may transfer all values from the
                                 Subaccounts to the Fixed Account, without a transfer charge, and purchase a Reduced Paid-Up
                                 Benefit. The request must be made in writing and must be received by Us at least 30 days prior to the next Policy Anniversary. Following the request to purchase a Reduced Paid-Up
                                 Benefit, additional premium payments, policy loans, withdrawals, and transfers will not be assessed.

                                 The amount of the Reduced Paid-Up Benefit will be based upon the Net Surrender Value on the effective date of this option, the cost of insurance rates guaranteed in this Policy, and on the guaranteed Fixed Account interest rate. The reduced paid-up option death benefit amount cannot exceed the current Death Benefit Proceeds. Any Net Surrender Value not used to purchase the Reduced Paid-Up Benefit will be paid to the Owner. The amount of the Reduced Paid-Up Benefit will remain level and will not be less than that required by law.

                                 At any time prior to Your Death, the Owner may surrender the Reduced Paid-Up Benefit for its then current value based on the cost of insurance rates and the Fixed Account interest rate guaranteed in the Policy.

PROTECTION OF                    Unless the Owner directs by filing Written
PROCEEDS                         Notice, no Beneficiary may assign any payments
                                 under this Policy before the same are due. To the extent permitted by law, no payments under this Policy will be subject to the claims of creditors of any Beneficiary.


DEATH BENEFIT PROVISIONS
================================================================================

DEATH BENEFIT                    The death benefit is based upon the Specified
                                 Amount, Option Type and the Limitation
                                 Percentage applicable at time of death.

SPECIFIED AMOUNT                 The Specified Amount is as shown on the Policy
                                 Schedule Page, unless changed in accordance with the Changes section or reduced by a cash withdrawal.

OPTION TYPE                      The Option Type is as shown on the Policy
                                 Schedule Page, unless changed in accordance with the Changes section of this provision.

                                 If Option Type A is in effect, the death benefit is the greater of:

                                 1.     the Specified Amount; or

                                 2. the Limitation Percentage multiplied by the cash value of this Policy on the date of Your death.

                                 If Option Type B is in effect, the death benefit is the greater of:

                                 1. the Specified Amount plus the cash value of this Policy on the date of Your death; or

                                 2. the Limitation Percentage multiplied by the cash value of this Policy on the date of Your death.

                                 If Option Type C is in effect, the death benefit is the greater of:

                                 1.      the Option Type A benefit; or
                                 2. the Specified Amount multiplied by the factor K plus the cash value of this Policy on the date of Your death, where the factor K is equal to the lesser of:

                                          a.      1; or
                                          b.      .04 multiplied by (95 minus
                                                  Your Attained Age at death).

                                 The factor K will never be less than zero.

LIMITATION PERCENTAGE            The Limitation Percentage is a percentage based
                                 on Your Attained Age at the beginning of the policy year equal to:

                          Attained Age             Limitation Percentage
                          ------------------------ ------------------------------------------------------
                          40 and under             250%
                          41 through 45            250% minus 7% for each Age over Age 40
                          46 through 50            215% minus 6% for each Age over Age 45
                          51 through 55            185% minus 7% for each Age over Age 50
                          56 through 60            150% minus 4% for each Age over Age 55
                          61 through 65            130% minus 2% for each Age over Age 60
                          66 through 70            120% minus 1% for each Age over Age 65
                          71 through 75            115% minus 2% for each Age over Age 70
                          76 through 90            105%
                          91 through 95            105% minus 1% for each Age over Age 90
                          96 through 99            100%

CHANGES After the third policy year, the Owner may change the Option Type by Written Notice. Changes will be effective on the first Monthiversary on or next following the day We receive Written Notice. No change in the Option Type will be allowed if the resulting Specified Amount would be less than the Band 1 Minimum Specified Amount shown on the Policy Schedule Page.

                                 On the effective date of change to a new Option Type, the Specified Amount will be adjusted so that the amount determined under 1 and 2 of the Monthly Cost of Insurance provision will be equal to that determined under the prior Option Type.

                                 The Specified Amount may be increased or decreased at any time after the third Policy year by Written Notice. We reserve the right to limit any decrease to no more than 20% of the then current Specified Amount. All changes to the Specified Amount are subject to the following:

                                 1. Any decrease will become effective on the first Monthiversary on or next following the date We receive Written Notice. Any such decrease will reduce the Specified Amount in the following order:

                                       a)   against insurance provided by the
                                            most recent increase;
                                       b)   against the next most recent
                                            increases successively; and
                                       c)   against insurance provided under the
                                            original application.

                                       No decrease will be allowed if:

                                       a)   the Specified Amount after any
                                            requested decrease would be less
                                            than the Band 1 Minimum Specified
                                            Amount shown on the Policy Schedule
                                            Page;
                                       b)   the requested decrease would force a
                                            cash withdrawal in order to maintain
                                            compliance with the definition of a
                                            life insurance contract as defined
                                            by the United States Internal
                                            Revenue Code and applicable
                                            regulations; or
                                       c)   the decrease would cause the Policy
                                            to enter the grace period.

                                 2. Any request for an increase in Specified Amount must be applied for on a supplemental application and must include evidence of insurability satisfactory to Us. Such increase, if approved by Us, will be effective on the first Monthiversary on or next following Our Written Approval. We reserve the right to require any requested increase to be at least $50,000.

                                 Only one change in the Option Type or to the Specified Amount will be allowed within each policy year.

                                 If the Specified Amount is changed and the resulting Specified Amount causes a change in the Rate Band, the Net Premium Factor for the new band will be applied to all subsequent premiums received following the effective date of change.

DEATH BENEFIT                    The Death Benefit Proceeds is the amount
PROCEEDS                         payable by Us under this Policy provided this
                                 Policy has not terminated prior to Your death.
                                 Except as provided in the Suicide section of the General Provisions, the Death Benefit
                                 Proceeds will be equal to:

                                      1. The death benefit; minus
                                      2. Any monthly deductions due during the
                                         grace period; minus
                                      3. Any outstanding policy loan; minus
                                      4. Any accrued loan interest.


PREMIUM PROVISIONS
================================================================================

PAYMENT The Initial Premium shown on the Policy Schedule Page must be paid on or before the Policy Date. All premiums after the Initial Premium are payable at Our Office.

PREMIUMS The amount and frequency of Planned Premiums are shown on the Policy Schedule Page. The amount and frequency may be changed upon request, subject to Our approval.

                                 While this Policy is In Force, additional premiums may be paid at any time prior to the Maturity Date. We reserve the right to limit or refund any premium if:

                                 1.   The amount is below Our current minimum
                                      payment requirement of $50; or
                                 2.   The premium would increase the death
                                      benefit by more than the amount of the
                                      premium; or
                                 3. The premium would disqualify this Policy as a life insurance contract as defined by the United States Internal Revenue Code and applicable regulations.

GRACE PERIOD                     If the Net Surrender Value on any Monthiversary
                                 is not sufficient to cover the monthly
                                 deductions on such day, We will mail a notice to the last known address of the Owner and any assignee of record. A grace period of 61 days e will be allowed for the payment of premiums.
                                 The notice will specify the minimum payment and the final date on which such payment must be made to keep the Policy In Force. The Policy will remain In Force during the grace period.
                                 If the amount due is not paid within the grace period, all coverage under the Policy and any Riders will terminate without value at the end of the grace period.

                                 Until the No Lapse Date shown on the Policy
                                 Schedule Page, no grace period will begin provided the total premiums received (minus any withdrawals, minus any outstanding loans, minus any accrued loan interest, and minus any Surrender Charge assessed upon a decrease in the Specified Amount that has been deducted from the cash value) equals or exceeds the Minimum Monthly Guarantee Premium times the number of months since the Policy Date, including the current month. The Minimum Monthly Guarantee Premium is as shown on the Policy Schedule Page unless changed due to a requested change under the Policy. Upon such change, the Owner will be notified of the new Minimum Monthly Guarantee Premium and the effective date for the new premium.

REINSTATEMENT                    If this Policy terminates, as provided in the
                                 Grace Period section, it may be reinstated. The reinstatement is subject to:

                                 1. Receipt at Our Office of a Written Notice. Such notice must be within 5 years after the date of Termination and prior to the Maturity Date; and
                                 2.   Receipt of evidence of insurability
                                      satisfactory to Us; and
                                 3. Payment of a minimum premium sufficient to cover (a) one monthly deduction at the time of Termination, plus (b) the next two monthly deductions which will become due after the time of reinstatement; and
                                 4.   Payment of an additional amount sufficient
                                      to cover the sum of Minimum Monthly
                                      Guarantee Premiums calculated from the
                                      date of lapse until the date of
                                      reinstatement.

                                 The effective date of a reinstatement shall be the first Monthiversary on or next following the day We approve the application for reinstatement. Any policy loan as of the date of Termination will not be reinstated. Any cash value equal to the policy loan on the date of reinstatement will also not be reinstated. The No Lapse Date will be reinstated provided all of the above requirements and the requirements under the Grace Period provision are met.

                                 If Termination occurs during the Surrender
                                 Charge period, the Surrender Charge, as shown on the Policy Schedule page, will be reinstated for the balance of the Surrender Charge period. The Surrender Charges, and the periods to which they apply, are measured from the Policy Date or date of increase of the Specified Amount, with credit for the time period that the Policy was lapsed.

SEPARATE ACCOUNT PROVISIONS
================================================================================
THE SEPARATE ACCOUNT            The variable benefits under this Policy are
                                provided through the Separate Account as shown on the Policy Schedule Page. This Separate
                                Account is established under the Laws of New
                                York. The assets of the Separate Account are Our property. Assets equal to the reserve and other contractual liabilities under all policies issued in connection with the Separate Account will not be charged with liabilities arising out of any other business We may conduct. If the assets of the Separate Account exceed the liabilities arising under the policies supported by the Separate Account, then the excess may be used to cover the liabilities of Our general account. The assets of the Separate Account shall be valued as often as any policy benefits vary, but at least monthly.

SUBACCOUNTS                     The Separate Account has various Subaccounts
                                with different investment objectives. We reserve the right to add or remove any Subaccount of the Separate Account. Income, if any, and any gains or losses, realized or unrealized, from assets in each Subaccount are credited to, or charged against, the amount allocated to that Subaccount without regard to income, gains, or losses in other Subaccounts. Any amount charged against the investment base for federal or state income taxes will be deducted from that Subaccount. The assets of each Subaccount are invested in shares of a corresponding Series Fund portfolio. The value of a portfolio share is based on the value of the assets of the portfolio determined at the end of each Valuation Period in accordance with applicable law.


TRANSFERS                       The Owner may transfer all or a portion of this
                                Policy's value in each Subaccount to other
                                Subaccounts or the Fixed Account. We reserve the right to charge a $25 fee for each transfer in excess of one per policy month or twelve per policy year. This charge will be deducted from the funds transferred. A request for a transfer must be made in a form satisfactory to Us. The transfer will ordinarily take effect on the first Valuation Date on or following the date the request is received at Our Office.

ADDITION, DELETION              We reserve the right to transfer assets of the
OR SUBSTITUTION OF              Separate Account, which We determine to be
INVESTMENTS                     associated with the class of contracts to which
                                this Policy belongs, to another Separate
                                Account. If this type of transfer is made, the term "Separate Account", as used in this Policy, shall then mean the Separate Account to which the assets were transferred. We also reserve the right to add, delete, or substitute investments held by any Subaccount.

                                We reserve the right, when permitted by law, to:

                                     1.   Deregister the Separate Account under
                                          the Investment Company Act of 1940;
                                     2.   Manage the Separate Account under the
                                          direction of a committee at any time;
                                     3.   Restrict or eliminate any voting
                                          privileges of owners or other persons
                                          who have voting privileges as to the
                                          Separate Account;
                                     4.   Combine the Separate Account or any
                                          Subaccount(s) with one or more other
                                          Separate Accounts or Subaccounts;
                                     5.   Operate the Separate Account as a
                                          management investment company;
                                     6.   Establish additional Subaccounts to
                                          invest in either a new series of the
                                          Series Fund, or in shares of another
                                          diversified, open-end registered
                                          investment company; and
                                     7.   Fund additional classes of variable
                                          life insurance contracts through the
                                          Separate Account.

CHANGE OF                       We reserve the right to change the investment
INVESTMENT                      objective of a Subaccount. If required by law or
OBJECTIVE                       regulation, an investment objective of the
                                Separate Account, or of a Series Fund portfolio designated for a Subaccount, will not be materially changed unless a statement of the change is filed with and approved by the appropriate insurance official of the state of Our domicile or deemed approved in accordance with such law or regulation. If required, approval of or change of any investment objective will be filed with the Insurance
                                Department of the state where this Policy is delivered.

UNIT VALUE                      Some of the policy values fluctuate with the
                                investment results of the Subaccounts. In order to determine how investment results affect the policy values, a unit value is determined for each Subaccount. The unit value of each Subaccount was originally established at $10 per unit. The unit value may increase or decrease from one Valuation Period to the next. Unit values also will vary between Subaccounts. The unit value of any Subaccount at the end of a Valuation Period is the result of:

                                     1.  The total value of the assets held in
                                         the Subaccount, including the value of
                                         any dividends or capital gains
                                         distribution declared and reinvested by
                                         the portfolio during the Valuation
                                         Period. This value is determined by
                                         multiplying the number of shares of the
                                         designated Series Fund portfolio owned
                                         by the Subaccount times the net asset
                                         value per share; minus

                                     2.  The accrued risk charge for adverse
                                         mortality and expense experience. The
                                         daily amount of this charge is equal to
                                         the daily assets of the Subaccount
                                         multiplied by the daily equivalent of
                                         the Mortality and Expense Risk Charge.
                                         The maximum annual factor for the
                                         Mortality and Expense Risk Charge is
                                         shown on the Policy Schedule Page;
                                         minus The accrued risk charge for
                                         adverse mortality and expense
                                         experience. The daily amount of this
                                         charge is equal to the daily net assets
                                         of the Subaccount multiplied by the
                                         daily equivalent of the Mortality and
                                         Expense Risk Charge.

                                     3.  The accrued amount of reserve for any
                                         taxes or other economic burden
                                         resulting from the application of tax
                                         laws that are determined by Us, subject
                                         to prior approval by the Superintendent
                                         of Insurance of New York State, to be
                                         properly attributable to the
                                         Subaccount; and the result divided by

                                     4.  The number of outstanding units in the
                                         Subaccount prior to the purchase or
                                         redemption of any units on that date.

                                The use of the unit value in determining contract values is described in the Policy Value Provisions.

POLICY VALUE PROVISIONS
================================================================================

NET PREMIUM                      The applicable Net Premium equals the
                                 premium paid multiplied by the Net Premium
                                 Factor shown on the Policy Schedule Page minus the Collection Fee, if any, shown on the Policy
                                 Schedule Page.

ALLOCATION OF                    Net Premiums will be allocated to the
NET PREMIUMS                     Subaccounts of the Separate Account and the
                                 Fixed Account on the first Valuation Date on or following the date the premium is received at Our Office; except any Net Premium received prior to the Policy Date will be allocated on the first Valuation Date on or following the Policy Date. All Net Premiums allocated prior to the Reallocation Date will be allocated to the Reallocation Account. On the first
                                 Valuation Date on or following the Reallocation
                                 Date, the values in the Reallocation Account will be transferred in accordance with the Owner's allocation as shown in the application.

                                 We reserve the right to limit any allocation to any Account to no less than 1%. No fractional percentages may be permitted. The allocation may be changed by the Owner. The request for change of allocations must be in a form satisfactory to Us. The allocation change will be effective on the date the request for change is recorded by Us.

MONTHLY DEDUCTIONS               On each Monthiversary, a monthly deduction for
                                 this Policy will be made equal to the sum of the following:

                                      1.  The Monthly Policy Charge as shown on
                                          the Policy Schedule Page;
                                      2.  The Monthly Cost of Insurance for this
                                          Policy;
                                      3.  The charge for benefits provided by
                                          Riders attached to this Policy;
                                      4.  The Surrender Charge upon a decrease
                                          in the Specified Amount, on the
                                          effective date of the decrease.

                                 Deductions will be withdrawn from each account in proportion to the value each bears to the Cash Value.

                                 Deductions for In Force policies, except for the initial guarantee period, will be reviewed whenever the deductions for new issues are changed; however, this review will not be done more often than once each policy year nor less frequently than every five policy years. Any change in deductions will be determined in accordance with procedures and standards on file with the Superintendent of Insurance of New York.

MONTHLY POLICY CHARGE            Both the Initial and Guaranteed Monthly Policy
                                 Charge are shown on the Policy Schedule Page.
                                 It is Our intention to charge the Initial
                                 Monthly Policy Charge each month; however, We reserve the right to increase the Monthly
                                 Policy Charge up to the Guaranteed Monthly
                                 Policy Charge after the first policy year. Any change in this charge will be applied uniformly to all policies in effect for the same length of time.

MONTHLY COST
OF INSURANCE                     The Monthly Cost of Insurance on each
                                 Monthiversary is determined as follows:

                                      1. divide the death benefit on the
                                         Monthiversary by 1.0024663; and
                                      2. reduce the result by the cash value on
                                         the Monthiversary in the following
                                         order until all cash value has been
                                         applied:

                                         a) against the insurance provided under
                                            the original application;
                                         b) against the insurance provided by
                                            the oldest increase;
                                         c) against the insurance provided by
                                            the next oldest increase and each
                                            successive increase;
                                         d) against the insurance provided by
                                            the most recent increase;

                                      3. multiply the appropriate Monthly Cost
                                         of Insurance rate(s) by each amount of
                                         insurance provided under 2 above and
                                         sum.

MONTHLY COST OF                  The Monthly Cost of Insurance rates will vary
INSURANCE RATES                  by Your sex, Age at issue, Age at the time of
                                 any increase in Specified Amount, Rate Band, plan of insurance, Rate Class, and the duration from the Policy Date or the date of any increase in Specified Amount. Different Monthly
                                 Cost of Insurance rates may apply to increases in the Specified Amount following the Policy
                                 Date. Monthly Cost of Insurance rates may be changed by Us from time to time. A change in the cost of insurance rates will apply to all persons of the same Attained Age, sex, plan of insurance, Rate Band, Rate Class, and whose policies or increases have been in effect for the same length of time. Current cost of insurance is also based upon future expectations of mortality experience and expenses. The rates will not exceed those shown in the Table of Guaranteed Maximum Life
                                 Insurance Rates.

                                 A portion of the cost of insurance is used to cover acquisition expenses arising from issuance of the Policy. Such expenses are generally higher in the early policy years.

SUBACCOUNT VALUE                 At the end of any Valuation Period, the
                                 Subaccount Value is equal to the number of units that the Policy has in the Subaccount, multiplied by the unit value of that Subaccount.

                                 The number of units that the Policy has in each Subaccount is equal to:

                                      1.  The initial units purchased on the
                                          Policy Date; plus
                                      2.  Units purchased at the time additional
                                          Net Premiums are allocated to the
                                          Subaccount; plus
                                      3.  Units purchased through transfers from
                                          another Subaccount or the Fixed
                                          Account; minus
                                      4.  Those units that are redeemed to pay
                                          for monthly deductions as they are
                                          due; minus
                                      5.  Any units that are redeemed to pay for
                                          cash withdrawals; minus
                                      6.  Any units that are redeemed as part of
                                          a transfer to another Account.

FIXED ACCOUNT VALUE              At the end of any Valuation Period, the Fixed
                                 Account value is equal to:

                                      1. The sum of all Net Premiums allocated
                                         to the Fixed Account; plus
                                      2. Any amounts transferred from a
                                         Subaccount to the Fixed Account; plus
                                      3. Total interest credited to the Fixed
                                         Account; minus
                                      4. Any amounts charged to pay for monthly
                                         deductions as they are due; minus
                                      5. Any amounts withdrawn from the Fixed
                                         Account to pay for cash withdrawals;
                                         minus
                                      6. Any amounts transferred from the Fixed
                                         Account to a Subaccount.

                                 Interest on the Fixed Account will be
                                 compounded daily at a minimum guaranteed effective annual interest rate as shown on the Schedule Page. We may declare from time to time various higher current interest rates on the unloaned portion of the Fixed Account. Current interest rates are based upon projected investment return.

                                 On transfers from the Fixed Account to a Subaccount, We reserve the right to impose the following limitations:

                                      1. Written Notice be received by Us within
                                         30 days after an Anniversary.
                                      2. The transfer will take place on the
                                         date We receive such Written Notice.
                                      3. The maximum amount that may be
                                         transferred is the greater of (a) 25%
                                         of the amount in the Fixed Account; or
                                         (b) the amount transferred in the prior
                                         policy year from the Fixed Account.

                                 We further reserve the right to defer payment of any amounts from the Fixed Account for no longer than six months after We receive such Written Notice.

CASH VALUE                       At the end of any Valuation Period, the cash
                                 value of the Policy is equal to the sum of the Subaccount Values plus the Fixed Account value.

SURRENDER                        While this Policy is In Force, the Owner may
                                 Surrender this Policy for the Net Surrender
                                 Value. Payment will usually be made within seven days of Written Notice, subject to the Policy Payment section of the General
                                 Provisions.

NET SURRENDER VALUE              The Net Surrender Value is the amount payable
                                 upon Surrender of this Policy. The Net
                                 Surrender Value as of any date is equal to:

                                      1. the cash value as of such date; minus
                                      2. any Surrender Charge as of such date;
                                         minus
                                      3. any outstanding policy loan; minus
                                      4. any accrued loan interest.

SURRENDER CHARGE                 During the first 15 policy years, a Surrender
                                 Charge will be incurred upon Surrender of this Policy. This charge will be based upon the Table of Surrender Charges shown on the Policy
                                 Schedule Page.

                                 During the first 15 years following each increase in the Specified Amount, an additional Surrender Charge will be based upon the Table of Surrender Charges shown on the supplemental Policy Schedule Page provided at the time We approve the requested increase.

SURRENDER CHARGE                 During the first 15 policy years, or during the
UPON DECREASE IN                 15 year period subsequent to each increase in
SPECIFIED AMOUNT                 Specified Amount, Surrender Charges will be
                                 assessed against the cash value upon a
                                 requested decrease in coverage. For decreases which reduce any increase in its entirety, the full Surrender Charge as determined under the Surrender Charge provisions above will be assessed against that portion of the decrease equal to the increase. For decreases which partially reduce any previous increase in Specified Amount or the amount in (d) below, a partial Surrender Charge will be assessed. This partial Surrender Charge will be equal to:

                                 1.     the amount of the Specified Amount
                                        decrease; multiplied by
                                 2. the Surrender Charge shown on the Table of Surrender Charges applicable to that portion of the reduction in Specified Amount.

                                 Surrender Charges upon a decrease in Specified Amount will be charged in the following order:

                                      (a) the Surrender Charges for the
                                          insurance provided by the most recent
                                          increase;
                                      (b) the Surrender Charges for insurance
                                          provided by the next most recent
                                          increase and each next most recent
                                          increase;
                                      (c) the Surrender Charges for insurance
                                          provided by the oldest increase;
                                      (d) the Surrender Charges for the
                                          insurance provided under the original
                                          application.

                                 A Surrender Charge will not be deducted from the cash value when a Specified Amount decrease results from (a) a change in Option Type, or
                                 (b) a withdrawal when the death benefit is Option Type A, as described in the Withdrawals Provision below. If a Surrender Charge is deducted due to a decrease in Specified Amount, any future Surrender Charges incurred during the Surrender Charge period will be based on the reduced Specified Amount.

WITHDRAWALS                      Cash withdrawals may be made any time after the
                                 first policy year and while this Policy is In
                                 Force. Only one withdrawal is allowed during a policy year. The amount of a withdrawal may be limited to no less than $500 and to no more than 10% of the Net Surrender Value. The remaining Net Surrender Value following a withdrawal may not be less than $500. The request for a withdrawal must be by Written
                                 Notice. A processing fee of the lesser of 2% of the amount withdrawn or $25 will be deducted from each withdrawal amount and the balance paid to the Owner.

                                 When a withdrawal is made, the cash value shall be reduced by the amount of the withdrawal. If the death benefit is Option Type A, the Specified Amount shall also be reduced by the amount of the withdrawal. These reductions will result in a reduction in the death benefit, which may be determined from the Death Benefit section. If the Specified Amount following the withdrawal results in a change in the Rate Band, the Net Premium factors for the new band will be applied to all subsequent premiums received following the date of the withdrawal. No withdrawal will be allowed if the resulting Specified Amount would be less than the Band 1 minimum Specified Amount shown on the Policy Schedule Page.

                                 The Accounts from which the withdrawal will be made may be specified in the Written Notice. If no Account is specified, the withdrawal amount will be withdrawn from each Account in accordance with the Owner's current premium allocation instructions. Payment will usually be made within seven days of Written Notice, subject to the Policy Payment section of the General Provisions of this Policy.

CONTINUATION OF INSURANCE        Subject to the Grace Period section of the
                                 Premium Provisions, insurance coverage under this Policy and any benefits provided by Rider will be continued In Force until the Net
                                 Surrender Value is insufficient to cover the monthly deductions. This provision shall not continue this Policy beyond the Maturity Date nor continue any Rider beyond the date for its Termination, as provided in the Rider.

INSUFFICIENT VALUE               If the Net Surrender Value on any Monthiversary
                                 is not sufficient to cover the monthly
                                 deductions then due, this Policy shall
                                 terminate subject to the Grace Period section of the Premium Provisions.

BASIS OF COMPUTATIONS            Policy values and reserves are at least equal
                                 to those required by law. A detailed statement of the method of computation of values and reserves has been filed with the insurance department of the state in which this Policy was delivered.

POLICY LOANS                     After the first policy year and during the
                                 continuance of this Policy, the Owner can borrow against this Policy an amount which is not greater than 90% of the cash value, less any Surrender Charges and any outstanding policy loan, including accrued interest. The amount of any policy loan may be limited to no less than $500, except as noted below.

                                 When a loan is made, an amount equal to the loan will be withdrawn from the Accounts and transferred to the loan reserve. The loan reserve is a portion of the Fixed Account used as collateral for any policy loan. The Owner may specify the Account or Accounts from which the withdrawal will be made. If no Account is specified, the withdrawal will be made from each Account in accordance with the Owner's current premium allocation instructions.

                                 The loan date is the date We process a loan request. Payment will usually be made within seven days of the date We receive proper loan request, subject to the Policy Payment section of the General Provisions of this Policy. This Policy will be the sole security for the loan.

                                 While this Policy is In Force, any loan may be repaid. Any amounts received on this Policy will be considered premiums unless clearly marked as loan repayments.

                                 Interest on any loan will be at the maximum policy loan rate of 4%, payable in arrears. We may declare from time to time various lower policy loan interest rates. We may also apply different loan interest rates to different parts of the loan. In no event will the charged rate on policy loans be more than 1% greater than the credited rate of 3%. Interest is due at each Anniversary. Interest not paid when due will be added to the loan and will bear interest up to the maximum policy loan rate.

                                 At each Anniversary, We will compare the amount of the outstanding loan to the amount in the loan reserve. At each such time, if this amount plus any accrued loan interest exceeds the amount in the loan reserve, We will withdraw the difference from the Accounts and transfer it to the loan reserve, in the same fashion as when a loan is made. If the amount in the loan reserve exceeds the amount of the outstanding loan, plus any accrued loan interest, We will withdraw the difference from the loan reserve and transfer it to the Accounts in accordance with the Owner's current allocation instructions. However, We reserve the right to require that the transfer be directed to the Fixed Account if such loans were originally transferred from the Fixed Account.

SETTLEMENT OPTIONS
================================================================================

EFFECTIVE DATE AND               The effective date of a settlement provision
FIRST PAYMENT DUE                will be either the date of Surrender or the
                                 date of death. The first payment due will be on the effective date of the settlement provision.

BETTERMENT OF
MONTHLY ANNUITY                  The payee will receive the greater of:

                                 1.  The income rate guaranteed in this Policy;
                                     or
                                 2. The income rates in effect for Us at the time income payments are made.

AVAILABILITY                     If the payee is not a natural person, an
                                 optional method of settlement is only available with Our permission. No optional method of settlement is available if:

                                 1.  The payee is an assignee; or
                                 2.  The periodic payment is less than $100.

AGE Age, when required, means Age nearest birthday on the effective date of the option. We will furnish rates for other Ages and for two males or two females upon request.

PROOF OF AGE                     Prior to making the first payment under this
AND SEX                          Policy, We reserve the right to require
                                 satisfactory evidence of the birthdate and sex of any payee. If required by law to ignore the differences in sex of any payee, annuity payments will be determined using unisex rates.


PROOF OF SURVIVAL                Prior to making any payment under this Policy,
                                 We reserve the right to require satisfactory evidence that any payee is alive on the due date of such payment.

INTEREST All settlement options are based on the Annuity 2000 Mortality Table, if applicable, and a guaranteed annual interest rate of 3%.



                     TABLE OF OPTIONAL METHODS OF SETTLEMENT
                  DESCRIPTION AND TABLES OF MONTHLY INSTALLMENT
                             PER $1,000 OF PROCEEDS.

Option A - Fixed Period          The proceeds will be paid in equal
                                 installments. The installments will be paid over a fixed period determined from the following table:

                                            Fixed Period
                                             (in months)            Factor
                                        ---------------------- ----------------
                                                    60              17.91
                                                   120               9.61
                                                   180               6.87
                                                   240               5.51

Option B - Life Income           The proceeds will be paid in equal installments
                                 determined from the following table. Such installments are payable:

                                      1.  during the payee's lifetime only (Life
                                          Annuity); or
                                      2.  during a 10-year fixed period certain
                                          and for the payee's remaining lifetime
                                          (Certain Period); or
                                      3.  until the sum of installments paid
                                          equals the annuity proceeds applied
                                          and for the payee's remaining lifetime
                                          (Installment Refund).

  ============== =================================== ===================================== ===================================
  Payee's                   Life Annuity                        Certain Period                     Installment Refund
  Age               Male       Female      Unisex       Male        Female      Unisex        Male       Female      Unisex
                 ----------- ------------ ---------- ------------ ----------- ------------ ----------- ------------ ----------
  55                 4.18         4.01       4.06       4.13         3.99        4.03          3.99       3.89        3.92
  60                 4.64         4.42       4.49       4.57         4.38        4.44          4.36       4.23        4.27
  65                 5.30         4.98       5.08       5.14         4.89        4.97          4.83       4.67        4.72
  70                 6.21         5.78       5.90       5.86         5.58        5.66          5.43       5.26        5.31
  75                 7.46         6.94       7.09       6.70         6.45        6.53          6.22       6.04        6.09
  80                 9.23         8.66       8.83       7.61         7.46        7.51          7.24       7.08        7.13
  85                11.72        11.24      11.38       8.44         8.40        8.41          8.55       8.45        8.48
  90                15.16        14.94      15.00       9.06         9.05        9.05         10.22       10.19       10.20
  ============== =========== ============ ========== ============ =========== ============ =========== ============ ==========

Option C - Joint and Survivor    The proceeds will be paid in equal installments
Life Income                      during the joint lifetime of two payees:

     1.   continuing upon the death of the first payee for          2.   reduced by one-third upon the death of the
          the remaining lifetime of the survivor; or                     first payee and continuing for the remaining
                                                                         lifetime of the survivor.

                  Joint Life Income with Full                                       Joint Life Income with 2/3
                       Amount to Survivor                                                   to Survivor

=========== =========== ========= ======== ========= ========= ==== ======= ============ ========= ======== ========= ========
              FEMALE                                                          FEMALE

   MALE         55         60       65        70        75           MALE       55          60       65        70       75
   ----                                                              ----
            ----------- --------- -------- --------- ---------              ------------ --------- -------- --------- --------
55             3.61       3.74     3.86      3.96      4.04           55       3.91        4.09     4.29      4.51     4.75
60             3.72       3.91     4.09      4.26      4.39           60       4.08        4.30     4.54      4.81     5.11
65             3.81       4.06     4.32      4.57      4.80           65       4.28        4.53     4.83      5.17     5.54
70             3.88       4.18     4.52      4.89      5.25           70       4.49        4.79     5.15      5.57     6.05
75             3.93       4.27     4.69      5.17      5.70           75       4.70        5.05     5.47      5.99     6.61
=========== =========== ========= ======== ========= ========= ==== ======= ============ ========= ======== ========= ========

                       THIS PAGE INTENTIONALLY LEFT BLANK

                        AUSA LIFE INSURANCE COMPANY, INC.

                       Home Office: 4 Manhattanville Road
                            Purchase, New York 10577
                             Administrative Office:
                                  P.O. Box 9054
                         Clearwater, Florida 33758-9054






--------------------------------------------------------------------------------







                 Flexible Premium Variable Life Insurance Policy
    Death Benefit Proceeds Payable at Death of Insured Prior to Maturity Date
                  Net Surrender Value Payable at Maturity Date
  Flexible Premiums Payable During Lifetime of Insured Until the Maturity Date
                        Non-Participating - No Dividends
                    Some Benefits Reflect Investment Results